Exhibit 10.10.4

Execution Copy

EMPLOYMENT AGREEMENT

(Patricia Riskind)

EMPLOYMENT AGREEMENT (the “Agreement”) dated as of November 20, 2009 (the “Effective Date”), between PRESS GANEY ASSOCIATES, INC., an Indiana corporation (the “Company”) and PATRICIA RISKIND (the “Employee”).

WHEREAS, a Contribution and Purchase Agreement, dated as of the date of this Agreement, is being entered into among the Company, PG Holdco, LLC, a Delaware limited liability company (“Holdco”), PatientImpact LLC, an Illinois limited liability company (“PI”), the Employee, the other members of PI signatories to the agreement and the Employee in her capacity as the Contributor Representative (the “Contribution Agreement”);

WHEREAS, it is a condition to entering into the Contribution Agreement that the Employee enter into this Agreement;

WHEREAS, the Company desires to employ the Employee and to enter into an agreement embodying the terms of such employment; and

WHEREAS, the Employee desires to accept such employment and enter into such an agreement.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Term. (a) The term of the Employee’s employment with the Company under this Agreement shall commence on the Effective Date and shall continue until December 31, 2012 (the “Expiration Date”) (such period, the “Initial Term”); provided, however, that commencing on the Expiration Date and on each anniversary of the Expiration Date thereafter (each, an “Extension Date”), unless either party hereto gives the other party at least 60 days’ prior written notice of its or her election not to extend the period of the Employee’s employment with the Company hereunder, the term shall automatically be extended for an additional one-year period on the same terms and conditions set forth herein, unless otherwise agreed upon by the parties hereto (each such extension, a “Renewal Term”); provided further, however, that the Employee’s employment with the Company under this Agreement may be terminated pursuant to the provisions of Section 4 at any time prior to the expiration of the Initial Term or any then current Renewal Term. The period commencing on the Effective Date and ending on the date of termination of the Employee’s employment with the Company under this Agreement is referred to herein as the “Term”. In the event that the Company gives the Employee the written notice of non-renewal hereunder, such notice shall include a statement whether the Company proposes that the Employee’ s employment on and after the end of the then Term shall either (i) terminate, or (ii) continue as an at-will employment, upon such terms as the parties shall agree.

(b)         The Employee agrees and acknowledges that the Company has no obligation to provide for any Renewal Term or to continue the Employee’s employment after expiration of the Initial Term or any then current Renewal Term, and the Employee expressly acknowledges that no promises or understandings to the contrary have been made or reached.

2.              Duties and Responsibilities. (a) During the Term, the Employee shall be employed by the Company, and her duties and responsibilities will include sales, marketing, product development, business development and similar activities for the Electronic Products (as defined below) to the Medical Providers (as defined below) and the Employee agrees to perform these services for the Company upon the terms and conditions of this Agreement. “Electronic Product” means the Company’s RealTime Patient Experience System and Referral Physician survey product, and any other survey and reporting product utilizing email, kiosk, web, or any other electronic mode for collecting and reporting feedback (including improvements, upgrades, and replacements thereto). “Medical Providers” means physician practices (whether or not affiliated with a hospital) and clinics that are not affiliated with hospitals, and customers of the type that have engaged PI on or before the date of this Agreement. The Employee’s title shall be Senior Vice President and she shall report to the Chief Sales and Marketing Officer of the Company. The Employee shall have such other duties, responsibilities and authority as are determined from time to time by the Chief Sales and Marketing Officer of the Company. The Employee shall perform the services requested from time to time by the Chief Sales and Marketing Officer of the Company commensurate with the Employee’s status and consistent with the Employee’s position as in effect from time to time hereunder. For the avoidance of doubt, the Employee’s role, duties and responsibilities as described in this Section 2 are intended to allow the Employee to materially influence her ability to earn the Earn Out Consideration (as defined in the Contribution Agreement).

(b)         During the Term, the Employee acknowledges that the Employee’s duties and responsibilities shall require the Employee to travel on business to the extent reasonably necessary to fully perform the Employee’s duties hereunder.

(c)          During the Term, the Employee shall devote substantially all of the Employee’s business time, energy and skill to the business of the Company and the performance of the Employee’s duties hereunder, and shall use the Employee’s best efforts to faithfully and diligently serve the Company. During the Term, the Employee shall not engage in any other business, profession or occupation, whether or not pursued for gain, profit or other pecuniary advantage, and shall not accept employment with, or provide services as a consultant or in any other capacity for, any person or entity other than the Company; provided, however, that the Employee shall be permitted to (i) monitor and manage the Employee’s personal investments and other personal financial matters, (ii) participate in charitable and community related services and (iii) subject to the prior written consent of the Company, accept appointment to or continue to serve on any boards of directors or trustees of any business, corporation or charitable organization; provided such activities do not, individually or in the aggregate, conflict or interfere with the Employee’s duties hereunder or the interests of the Company and its affiliates or violate Sections 6 or 7 herein.

3.              Compensation and Related Matters. (a) Base Salary. During the Term, for all services rendered under this Agreement, the Company shall pay the Employee a base salary (“Base Salary”), payable in accordance with the Company’s applicable payroll practices, at an initial annual rate of $190,000, which base salary shall, during the Initial Term, be subject to increase based on annual reviews and, following the Initial Term, be subject to annual reviews and adjustment, in each case, at the discretion of the board of directors of the Company (the “Board”). References in this Agreement to “Base Salary” shall be deemed to refer to the most recently effective annual base salary rate.

(b)         Incentive Compensation. With respect to each calendar year during the Term (each, a “Bonus Year”), commencing with the 2010 calendar year, the Employee shall be eligible to earn an annual bonus award (the “Annual Bonus”) of up to thirty-five percent (35%) of Base Salary, based upon and subject to the achievement of performance goals, which goals shall be based on net contract sales, revenue, EBITDA, cash flows or such other targets as may be established in good faith by the compensation committee of the Board within the first three months of each Bonus Year during the Term. The Annual Bonus, if any, shall be paid to the Employee during the calendar year immediately following the relevant Bonus Year following the Company’s receipt of the final audited financial statements from the Company’s accounting firm in respect of the relevant Bonus Year; provided that the Employee is employed by the Company on December 31 of the applicable Bonus Year. None of the bonuses provided for under this Section 3(b) are guaranteed bonuses or any other form of guaranteed compensation.

(c)          Benefits and Perquisites. During the Term, the Employee shall be provided, in accordance with the terms of the Company’s employee benefit plans as in effect from time to time, with employee benefits and perquisites on the same basis as those benefits are generally made available to other senior executives of the Company.

(d)         Expense Reimbursements. During the Term, the Company shall reimburse the Employee for the Employee’s reasonable and necessary business expenses in accordance with its then prevailing policy for senior executives (which shall include appropriate itemization and substantiation of expenses incurred), including, without limitation, the reasonable cost of flights taken by the Employee and other travel related expenses incurred in connection with her duties hereunder.

4.              Termination of Services; Obligations Upon Termination. (a) Generally. The Employee’s employment may be terminated by either party at any time and for any reason, and without any advance notice; provided, however, that (x) the Employee shall be required to give the Company at least 60 days’ advance written notice of any voluntary termination of the Employee’s employment and (y) the Company shall be required to give the Employee at least 30 days’ advance written notice of any termination without Cause (other than due to death or Disability (as defined below)). Following any termination of the Employee’s employment with the Company hereunder, notwithstanding any provision to the contrary in this Agreement, the obligations of the Company to pay or provide the Employee with compensation and benefits under Section 3 shall cease, and except as otherwise expressly provided in this Section 4, the Company shall have no further obligations to the Employee hereunder except (i) payment (within thirty (30) days following the date of the termination of the Employee’s employment hereunder) of any Base Salary accrued through the date of termination, to the extent unpaid, (ii) payment of any Annual Bonus earned for the year prior to the year in which the date of termination of employment occurs, to the extent unpaid, such payment to be made at the time annual bonus payments for such year are otherwise paid to other employees of the Company, (iii) reimbursement of any unreimbursed business expenses properly incurred by the Employee prior to the date of termination of employment in accordance with Company policy and (iv) as set forth in any benefit plans, programs or arrangements in which the Employee participates (the amounts described in clauses (i) through (iv), as applicable, of this Section 4(a) being referred to herein as the “Accrued Rights”).

(b)         Termination by the Company Without Cause (Other Than Due to Disability or Death) and Termination by the Employee for Good Reason. (i) If the Employee’s employment with the Company hereunder is terminated by (A) the Company for any reason other than (1) Cause, (2) Disability or (3) the Employee’s death, or (B) the Employee for Good Reason, then in addition to the Accrued Rights, the Company shall pay the Employee (x) an amount equal to the Annual Bonus, if any, earned for the year in which the date of termination of employment occurs which bonus would otherwise be payable to the Employee if her employment had not terminated (as determined following the end of such year based on the actual full-year performance of the Company in such year), multiplied by a fraction, the numerator of which is the number of days the Employee was employed hereunder in such year and the denominator of which is 365 (to the extent applicable, the “Pro-Rata Bonus”), which amount is payable at such time as such bonus would otherwise be payable to other employees of the Company and (y) an amount equal to the sum of (I) the Employee’s Base Salary at the rate in effect on the date of termination and (II) the Annual Bonus, if any, paid or earned, but not yet paid, in respect of the year immediately preceding the year of termination; provided that the Company shall not be obligated to provide such payments unless and until such time as the Employee has provided an effective irrevocable waiver and general release in favor of the Company and its affiliates and their directors, officers, employees, agents and representatives in form and substance acceptable to the Company; provided, however, with respect to the payments in Section 4(b)(i)(y), such payments will be made in a lump sum cash payment no later than 90 days following the date of termination (provided that the waiver and general release is received by the Company and not revoked by the Employee within 60 days following the date of termination and provided further that in the event a termination of employment occurs within the 60 day period prior to the end of the year, such payment will be made in the year immediately following the year in which termination of employment occurs, but still within such 90 day period following the date of termination).

(ii)          For purposes of this Agreement, “Cause” means:

(A)         the Employee’s willful and continued failure, following written notice from the Company, substantially to perform the Employee’s material duties hereunder (other than as a result of incapacity due to physical or mental illness);

(B)         the Employee’s negligence or misconduct in the course of the Employee’s employment with the Company that the Board in good faith in its reasonable discretion determines has a material and adverse effect on Holdco and its subsidiaries;

(C)         the Employee’s indictment of, conviction of, or plea of nolo contendere to (1)a misdemeanor involving moral turpitude or (2)a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States);

(D)         the Employee’s material breach of this Agreement, including without limitation the provisions of Sections 6 and 7 or any other material agreements with Holdco or any of its subsidiaries;

(E)          the Employee’s violation of Company policies that the Board in good faith in its reasonable discretion determines has a material and adverse effect on Holdco and its subsidiaries;

(F)           the Employee’s misappropriation, embezzlement or material misuse of funds or property belonging to Holdco or any of its subsidiaries; or

(G)         the Employee’s use of alcohol or drugs that either interferes with the performance of the Employee’s duties hereunder or adversely affects the integrity or reputation of Holdco or any of its subsidiaries, their employees or their products or services, as determined by the Board in good faith in its reasonable discretion.

(iii)                          For purposes of this Agreement, the Employee shall be deemed to have a “Disability” if the Employee would be entitled to long-term disability benefits under the Company’s long-term disability plan as in effect from time to time, without regard to any waiting or elimination period under such plan and assuming for such purpose that the Employee is actually participating in such plan at such time. If the Company does not maintain a long-term disability plan at the time of the Employee’s termination of employment, “Disability” shall mean the Employee’s inability to perform the Employee’s duties and responsibilities hereunder due to physical or mental illness that is expected to last for at least 6 months. Any question as to the existence of the Disability of the Employee as to which the Company and the Employee shall not agree shall be determined in writing by a qualified independent physician mutually acceptable to the Employee and the Company (and if the Employee and the Company cannot agree as to a qualified independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make such determination in writing, which shall be final and conclusive for all purposes of this Agreement). In connection therewith, the Employee agrees to submit to any medical examination(s) as may be requested and paid by the Company for such purpose.

(iv)      For purposes of this Agreement, “Good Reason” means:

(A)         a diminution in the Employee’s Base Salary;

(B)         the Company requires the Employee to perform her duties on a substantially full time basis at any location more than 32 miles outside the location where the Employee reports to on a regular basis as of date of this Agreement; or

(C)         a material diminution in the Employee’s role and responsibilities as provided for in Section 2.

(c)          Termination on Account of Disability or Death. If the Employee’s employment with the Company hereunder is terminated on account of a Disability or as a result of the Employee’s death, then in addition to the Accrued Rights, the Employee (or the Employee’s estate, as the case may be) shall be entitled to receive from the Company the Pro-

Rata Bonus, if any, for the year in which termination of employment occurs, which amount is payable at such time as such bonus would otherwise be payable to other employees of the Company. Any termination by the Company for Disability shall be communicated by written notice in accordance with Section 20.

(d)         Termination by the Company for Cause; Voluntary Resignation. For the avoidance of doubt, if the Employee’s employment with the Company hereunder is terminated by the Company for Cause, or by the Employee (other than for Good Reason or as a result of Disability or death), the Employee shall not be entitled to any compensation or benefits other than the Accrued Rights. Any voluntary termination of employment by the Employee in anticipation of an involuntary termination of employment by the Company for Cause shall be deemed to be a termination of the Employee’s employment by the Company for Cause. Any termination by the Company for Cause, or voluntary resignation by the Employee, shall be communicated by written notice in accordance with Section 20 (and, in the case of the Employee’s voluntary resignation, in accordance with Section 4(a)).

(e)          Election Not to Extend the Employment Term. In the event either party elects not to extend the Term pursuant to Section 1, unless the Employee’s employment is earlier terminated pursuant to paragraph (b), (c) or (d) of this Section 4, the Employee’s termination of employment hereunder (whether or not the Employee continues as an employee of the Company thereafter) shall be deemed to occur on the close of business on the day immediately preceding the next scheduled Extension Date and the Employee shall be entitled to receive the Accrued Rights. Unless the parties otherwise agree in accordance with Section 1 herein, continuation of the Employee’s employment with the Company beyond the expiration of the Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and the Employee’s employment may thereafter be terminated at will by either the Employee or the Company; provided that the provisions of Sections 6 and 7 of this Agreement shall survive any termination of this Agreement or the Employee’s termination of employment hereunder.

(f)           Additional Payment Provisions. The payment of any amounts accrued under any benefit plan, program or arrangement in which the Employee participates shall be subject to the terms of the applicable plan, program or arrangement, and any elections the Employee has made thereunder.

(g)          Transition. Upon request of the Company, the Employee shall actively work with the Company during either (i) the 60-day period following notification to the Company of the Employee’s intent to terminate employment hereunder or (ii) the 30-day period following notification to the Employee of the Company’s intent to terminate the Employee’s employment without Cause (other than as a result of death or Disability) hereunder, to recruit the Employee’s successor and shall perform such other duties as may reasonably be required by the Company to assist in the transition process, with such 60-day period or 30-day period, as applicable, to be included in the “Term” for all purposes hereunder.

5.              Acknowledgments. (a) The Employee acknowledges that the Company and its affiliates have expended and shall continue to expend substantial amounts of time, money and effort to develop business strategies, customer relationships, employee relationships and goodwill and build an effective organization. The Employee acknowledges that during the Term, the Employee shall become familiar with the Company’s and its affiliates’ Confidential Information (as defined in Section 6(a)) and that during the Term the Employee shall have access to such Confidential Information.

(b)         The Employee acknowledges that the Company and its affiliates have a legitimate business interest and right in protecting the Confidential Information, goodwill, employee and customer relationships, and that the Company and its affiliates would be seriously damaged by the disclosure of Confidential Information and the loss or deterioration of its customer and employee relationships. The Employee further acknowledges that the Company is entitled to protect and preserve the going concern value of the Company and its affiliates to the extent permitted by law.

(c)          The Employee agrees that the covenants contained in this Agreement are reasonable and appropriate in light of the cash and non-cash consideration paid and to be paid, and the equity investment opportunities made and to be made available, by the Company and its affiliates, and to be received by the Employee, under this Agreement and other agreements entered into and to be entered into with the Company and its affiliates. The Employee further acknowledges that, notwithstanding the Employee’s compliance with the covenants contained in this Agreement and other agreements entered into and to be entered into with the Company and its affiliates, the Employee has other opportunities to earn a livelihood and adequate means of support for the Employee and her dependents.

6.              Confidentiality. (a) The Employee agrees that all Confidential Information is a valuable, special and unique asset of Holdco, the Company and their respective subsidiaries and affiliates and the Employee agrees that she will not at any time, including following the Term, directly or indirectly, except with the prior written consent of the Company, use, divulge or disclose or communicate, or cause any other person or entity to use, divulge, disclose or communicate, to any person, firm, corporation or entity, in any manner whatsoever, any Confidential Information, other than as necessary for the Employee to perform her duties and responsibilities to the Company, as authorized by the Company; provided, however, that the foregoing shall not apply to Confidential Information that is required to be disclosed by a court or regulatory authority of competent jurisdiction. The foregoing covenants shall apply to each item of information for so long as it remains Confidential Information. For purposes of this Agreement, “Confidential Information” means all trade secrets, proprietary information and other confidential information of Holdco, the Company and their respective subsidiaries and affiliates, including, without limitation, (i) their methods, techniques, processes, research and development, computer programs, and source codes; (ii) specifications, manuals, software in various stages of development, and other technical data; (iii) customers and prospect lists, details of agreements and communications with customers and prospects, and other customer information including, but not limited, to cost, pricing, reports, analyses or other client data; (iv) sales plans and projections, product pricing information, protocols, acquisition, expansion, marketing, financial and other business information and existing and future products and business plans and strategies; (v) sales proposals, demonstrations systems, sales material; (vi) sources of products, information, or know-how and purchasing, operating and other cost data; (vii) identity of specialized consultants and contractors and proprietary information developed by them for the Company; (viii) employee information (including, but not limited to, personnel, payroll, compensation and benefit data and plans); and (ix) other non-public and patient information furnished to Holdco, the Company and their respective subsidiaries and affiliates and all the other know-how, materials and things pertaining in any respect to Holdco, the Company and their respective subsidiaries and affiliates or clients that are a “trade secret” pursuant to applicable law; provided, however, that “Confidential Information” shall not include information that is generally known in the industry or the public or is or becomes publicly available, in each case, other than as a result of the Employee’s breach of this Agreement. For the avoidance of doubt, Confidential Information also includes Patient Information. For purposes of this Agreement, “Patient Information” means information obtained by the Company in the ordinary course of business that (x)relates to the past, present or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (y)either identifies the individual or reasonably could be used to identify the individual (including, without limitation, the individual’s name and address; diagnosis and treatment information, including the identity of the facility at which such treatment was rendered; and the individual’s medical history, records or charts). The Employee acknowledges that the Company and its affiliates have a duty under law and by contract to keep Patient Information strictly confidential and that unauthorized use or disclosure of Patient Information may subject the Company and its affiliates to substantial fines, penalties and damages. The Employee shall comply with such policies and procedures relating to the protection of Patient Information and other Confidential Information as the Company may implement from time to time, and shall use reasonable care to avoid the inadvertent disclosure or dissemination of any Patient Information or other Confidential Information.

(b)         The Employee agrees that upon termination of the Employee’s employment with the Company for any reason, the Employee will return to the Company immediately any and all notes, memoranda, specifications, devices, formulas, records, files, lists, drawings, books, plans, documents, information, letters, data, models, equipment, property, computer, software or intellectual property relating to Holdco’s, the Company’s and their respective subsidiaries’ and affiliates’ business in whatever form (including electronic), and all copies thereof, in any way relating to the business of Holdco, the Company or any of their respective subsidiaries or affiliates. The Employee further agrees that any property situated on the Company’s premises and owned by Holdco, the Company or any of their respective subsidiaries and affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. The Employee further agrees that she will not retain or use for her account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdco, the Company or any of their respective subsidiaries or affiliates.

(c)          The Employee represents and warrants that she has not disclosed any of the terms of this Agreement to any person not a party to, or an attorney for or other representative of a party to, this Agreement. The Employee further agrees that she shall not disclose the terms of this Agreement, except to the Employee’s immediate family and the Employee’s financial and legal advisors, or as may be required by law or ordered by a court or regulatory authority of competent jurisdiction, or as otherwise required herein, provided, however, that the Employee may disclose to any prospective employer the provisions of Sections 5, 6, 7, 9 and 10 hereof.

7.              Non-Competition; Equitable Relief; Forfeiture of Severance Benefits. (a) As an inducement to the Company to enter into this Agreement, and to reduce the cost to the Company of monitoring and enforcing compliance with confidentiality obligations contained in Section 6, the Employee agrees that she will not, directly or indirectly:

(i)             own (except passive ownership of less than 1% of a publicly traded company), manage, operate, control, participate in, enter into employment with, or render services or assistance of any kind to any business or organization (other than the Company) which is, in whole or in part, involved in a Restricted Area or undertake activities in the Restricted Area during the Restricted Period (as defined below). For purposes of this Agreement, “Restricted Area” means (A) the general area of measurement including, but not limited to, clinical, financial, operational and attitudinal data, (B) data analytics and decision support tools, and (C) products or services related to improvement solutions, educational programs, or taking any actions on, or publishing or reporting results in connection with, the general area of measurement, in all cases described in the foregoing clauses (A), (B) and (C) to or about health care or related institutions or employees thereof, or medical or other professionals operating in the health care industry, anywhere in the United States or any other geographic location where PGA Holdings, Inc. (“PGA Holdings”) or any of its subsidiaries operates. “Restricted Area” also includes (x) any other industry in which PGA Holdings or any of its subsidiaries provides services related to the general area of measurement or services relating to taking any actions on, or publishing or reporting results in connection with, the general area of measurement, decision support tools, data analytics and improvement solutions, or has substantially progressed towards providing such services, (y) marketing tools and services, or (z) any other business that PGA Holdings or any of its subsidiaries is taking or has taken specific actions in furtherance of engaging in (so long as the Employee knew or reasonably should have known about such actions);

(ii)          solicit, divert or accept, or assist in soliciting, diverting or accepting the business of any customer of the Company or any of its subsidiaries, or any person or entity in respect of which the Employee is reasonably aware that the Company or any of its subsidiaries has approached or has made significant plans to approach as a prospective customer, during the Term, whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity during the Restricted Period;

(iii)       (A) encourage, induce, hire or solicit or seek to induce, hire or solicit any person engaged with PGA Holdings or any of its subsidiaries as an employee, agent, independent contractor or otherwise (or any such person that was so engaged during the one-year period immediately preceding such initial inducement or solicitation during the Term)(each, a “Company Employee”) to end his or her engagement or employment with PGA Holdings or any of its subsidiaries or otherwise to participate in any Restricted Area or (B) recommend to any person or entity that such person or entity employ or engage such current or former Company Employee, except in response to a good faith request by a person or entity that is not involved in a Restricted Area for a recommendation regarding the employment qualifications of any such current or former Company Employee and in such instances only after notifying the Chief Executive Officer of the Company of such recommendation, in each case, during the Restricted Period; provided, however, that the Employee shall not be prohibited from soliciting or hiring any such person who contacts the Employee in response to any general solicitation or advertising not specifically directed at any such individual or group of individuals;

(iv)      whether on the Employee’s own behalf or on behalf of or in conjunction with any other person, firm, corporation or entity, (A) solicit (whether by mail, telephone, personal meeting or otherwise), encourage or induce any customer, supplier or client of PGA Holdings or any of its subsidiaries to transact business with any business or organization (other than the Company) involved in a Restricted Area or reduce or refrain from doing any business with PGA Holdings or any of its subsidiaries, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between PGA Holdings or any of its subsidiaries and any of their respective customers, suppliers or clients (or any person or entity in respect of which the Employee is reasonably aware that PGA Holdings or any of its subsidiaries has approached or has made significant plans to approach as a prospective customer, supplier or client), or (C) aid or become associated with other persons or entities involved in any such acts, in each case, during the Restricted Period; or

(v)         whether in written or oral form, (x) do any act or make any statement whatsoever that may or shall criticize, denigrate, disparage (including, but not limited to, by relative comparison), impair, impugn or negatively reflect upon the name, reputation or business interests of any of the Beneficiaries (as defined below) (including, but not limited to, the methodologies, products, services, activities or results of any of the Beneficiaries, as applicable) with respect to any of their past or present activities or (y) otherwise publish statements that tend to portray any of the Beneficiaries (as defined below) (including, but not limited to, the methodologies, products, services, activities or results of any of the Beneficiaries, as applicable) in an unfavorable light, in each case, at any time, including after the expiration of the Term, and the Company hereby agrees not to and to use reasonable efforts to cause its employees, subsidiaries, and employees of its subsidiaries not to, whether in written or oral form, (I) do any act or make any statement whatsoever that may or shall criticize, denigrate, disparage (including, but not limited to, by relative comparison), impair, impugn or negatively reflect upon the name, reputation or business interests of the Employee or (II) otherwise publish statements that tend to portray the Employee in an unfavorable light, in each case, at any time, including after the expiration of the Term.

For purposes of this Agreement:

(A)                               the term “Beneficiaries” shall mean, collectively, Holdco, the Company and Vestar Capital Partners V, L.P. (“Vestar”), together with their respective affiliates, subsidiaries and successors, and their respective employees, officers, directors, members, stockholders and partners; and

(B)                               the term “Restricted Period” means, with respect to Sections 7(a)(ii) through (v), the period commencing at the Effective Date and ending on the expiration of the 12- month period following the expiration of the Term, and with respect to Section 7(a)(i) only, the period commencing at the Effective Date and ending on the expiration of the later of (x) the 12- month period following the expiration of the Term or (y) the period set forth in Section 6.07(a) of the Contribution Agreement.

(b)         The Employee acknowledges and agrees that any violation of the provisions of Sections 6 or 7(a) would constitute a material breach by the Employee of this Agreement and cause the Beneficiaries irreparable damage and that if the Employee breaches or threatens to breach such provisions, (i) as of such time the Company shall have no further obligation to make any payments or provide any benefits under this Agreement (including, without limitation, those described in Section 4(a)(ii), 4(b) or 4(c)), provided that if a court of competent jurisdiction renders a final and nonappealable determination that the Employee has breached the provisions of Sections 6 or 7(a), and the Company has already paid the Employee all or a portion of such payments and benefits in respect of any period following the date of such breach, the Employee shall be obligated to repay such amounts to the Company, without prejudice to any other remedies available to the Company and its affiliates under this Agreement (and, specifically, without prejudice with respect to any other rights and remedies the Company and its affiliates may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages or inadequacy of available remedies at law and without being required to post bond or other security) and (ii) the Beneficiaries shall be entitled, in addition to any other rights and remedies the Company and its affiliates may have at law or in equity, to obtain specific performance of such covenants through injunction or other equitable relief from a court of competent jurisdiction, without proof of actual damages or inadequacy of available remedies at law and without being required to post bond or other security. Notwithstanding anything contained in this Section 7(b) above, the parties expressly do not intend that the remedies authorized herein in the event of the Employee’s breach or threatened breach of Section 6 or 7(a) of this Agreement are the exclusive remedies for such threatened or actual breach(es), and the parties hereto expressly intend that all equitable remedies, including, without limitation, the remedy of injunctive relief, shall remain fully available to the Company and the Beneficiaries.

(c)          The Restricted Period shall be tolled during (and shall be deemed automatically extended by) any period in respect of which a court of competent jurisdiction renders a final and nonappealable determination that the Employee is or was in violation of any of the provisions hereof limited by reference to the Restricted Period.

(d)         The Employee hereby agrees that prior to accepting any position with any other person or entity during any period during which the Employee remains subject to any of the covenants set forth herein, the Employee shall provide such person or entity with written notice of the covenants contained in Sections 5, 6, 7, 9 and 10 hereof, with a copy of such notice delivered simultaneously to the Company.

8.    Representations and Covenants of the Employee. (a) The Employee represents, warrants and covenants that (i) the Employee has the full right and authority to enter into this Agreement and perform her obligations hereunder, (ii) the Employee is not bound by any agreement that conflicts with or prevents or restricts the full performance of her duties and obligations to the Company or any of its affiliates, as applicable, hereunder during or after the Term, and (iii) the execution and delivery of this Agreement shall not result in any breach or violation of, or a default under, any existing obligation, commitment or agreement to which the Employee is subject.

(b) Prior to execution of this Agreement, the Employee was advised by the Company of her right to seek independent advice from an attorney of the Employee’s own selection regarding this Agreement. The Employee acknowledges that she has entered into this Agreement knowingly and voluntarily and with full knowledge and understanding of the provisions of this Agreement after being given the opportunity to consult with counsel. The Employee further represents that in entering into this Agreement, the Employee is not relying on any statements or representations made by any of the Beneficiaries which are not expressly set forth herein, and that the Employee is relying only upon her own judgment and any advice provided by her attorney.

9.    Intellectual Property Rights. (a) The Employee agrees that the results and proceeds of the Employee’s services for the Company (including any trade secrets, products, services, processes, know-how, designs, developments, techniques, formulas, methods, mask works, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed while an employee of or consultant to the Company and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made or conceived or reduced to practice or learned by the Employee, either alone or jointly with others resulting from services performed while an employee of or consultant to the Company (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company, any of the Company’s affiliates) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright, mask work and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Employee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company (or, as the case may be, any of the Company’s affiliates) under the immediately preceding sentence, then the Employee hereby irrevocably assigns and agrees to assign any and all of the Employee’s right, title and interest thereto, including any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of the Company’s affiliates), and the Company or such affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such affiliates without any further payment to the Employee whatsoever. As to any Invention that the Employee is required to assign, the Employee shall promptly and fully disclose to the Company all information known to the Employee concerning such Invention.

(b) The Employee has set forth on Exhibit A hereto a complete list of all Inventions that the Employee has, alone or jointly with others, made prior to the commencement of the Employee’s employment or consultancy with the Company that the Employee considers to be the Employee’s property or the property of third parties and that the Employee wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If no such disclosure is attached, the Employee represents and warrants that there are no Prior Inventions. If, while an employee of or consultant to the Company, the Employee incorporates a Prior Invention into a Company product or process, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, the Employee agrees that the Employee shall not incorporate, or permit to be incorporated, Prior Inventions in any such Company product or process without the advance written consent of a duly authorized officer of the Company.

(c) The Employee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Employee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including the execution of appropriate copyright and/or patent applications or assignments. To the extent the Employee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Employee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 9(c) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company of any Proprietary Rights of ownership to which the Company may be entitled by operation of law by virtue of the Company’s being the Employee’s employer. The Employee shall assist the Company in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Employee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Employee shall execute, verify, and deliver assignments of such Proprietary rights to the Company or its designee. The Employee’s obligation to assist the Company with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the termination of the Employee’s employment or consultancy with the Company, provided that the Company shall compensate the Employee at a reasonable rate after such termination for the time actually spent by the Employee at the Company’s request on such assistance.

(d) In the event the Company is unable for any reason, after reasonable effort, to secure the Employee’s signature on any document required in connection with the actions specified in Section 9(c), the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee’s agent and attorney in fact, to act for and in the Employee’s behalf to execute, verify and deliver any such documents and to do all other lawfully permitted acts to further the purposes of Section 9(c) with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to the Company any and all claims, of any nature whatsoever, that the Employee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

(e) While an employee of or consultant to the Company, the Employee shall promptly disclose to the Company fully and in writing and shall hold in trust for the sole right and benefit of the Company any and all Inventions. In addition, the Employee shall disclose to the Company all patent applications filed by the Employee during the two (2) year period after termination of the Employee’s employment with the Company.

10. Cooperation. The Employee shall provide reasonable cooperation in connection with any suit, action or proceeding (or any appeal from any suit, action or proceeding) which relates to events occurring during the Employee’s employment with the Company, provided that the Company shall reimburse the Employee for expenses reasonably incurred in connection with such cooperation.

11. No Mitigation; Offset: No Other Severance Benefits. (a) The Employee shall have no duty to attempt to mitigate any amounts payable to the Employee under this Agreement following the termination of the Employee’s employment with the Company by seeking alternative employment or consulting work.

(b) The Company may offset any amounts the Employee owes to the Company in connection with her employment by the Company as of the date of the termination of the Employee’s employment with the Company from any amounts that are payable to the Employee under this Agreement following the termination of Employee’s employment with the Company under this Agreement.

(c) The Employee hereby agrees that in consideration of the payments to be received under this Agreement, the Employee waives any and all rights to any payments or benefits under any severance (but not pension or disability) plans, programs or arrangements of the Company.

12. Withholding. The Company may withhold from any amounts payable under this Agreement such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

13. Assignment. (a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution, and any assignment in violation of this Agreement shall be void.

(b) This Agreement shall be binding on, and shall inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors and permitted assigns (including, without limitation, in the event of the Employee’s death, the Employee’s estate and heirs in the case of any payments due to the Employee hereunder).

(c) The Company may assign this Agreement and its rights and obligations hereunder only with the written consent of the Employee, which consent shall not be unreasonably withheld, except that no such consent shall be required if the assignment is to any entity which, by way of merger, consolidation, purchase or otherwise, becomes, directly or indirectly, a successor to all or substantially all of the business and/or assets of the Company. The Employee’s consent shall not be deemed to be withheld unreasonably if the assignee proposes any change in this Agreement or Employee’s employment after the assignment that would constitute “Good Reason” hereunder if done by the Company prior to such assignment. The Employee acknowledges and agrees that all of the Employee’s covenants and obligations to the Company, as well as the rights of the Company hereunder, shall run in favor of and shall be enforceable by the Company or one or more of its affiliates, direct or indirect successors and permitted assigns.

14. Consent to Jurisdiction: Waiver of Jury Trial. (a) Except as otherwise specifically provided herein, the Employee and the Company each hereby irrevocably submits to the exclusive jurisdiction of federal and state courts in the District of Delaware with respect to any disputes or controversies arising out of or relating to this Agreement. The parties undertake not to commence any suit, action or proceeding arising out of or relating to this Agreement in a forum other than a forum described in this Section 14(a); provided, however, that nothing herein shall preclude the Company from bringing any suit, action or proceeding in any other court for the purposes of enforcing the provisions of Section 14 or enforcing any judgment obtained by the Company and, in such event, the Employee hereby irrevocably submits to the jurisdiction of such other court.

(b) The agreement of the parties to the forum described in Section 14(a) is independent of the law that may be applied in any suit, action, or proceeding and the parties agree to such forum even if such forum may under applicable law choose to apply non-forum law. The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding brought in an applicable court described in Section 14(a), and each party agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. The parties agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any suit, action or proceeding brought in any applicable court described in Section 14(a) shall be conclusive and binding upon the parties and may be enforced in any other jurisdiction.

(c) Each party hereto irrevocably consents to the service of any and all process in any suit, action or proceeding arising out of or relating to this Agreement by the mailing of copies of such process to such party at such party’s address specified in Section 20.

(d) Each party hereto hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding arising out of or relating to this Agreement. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party hereto has been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 14(d).

15. Governing Law. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its principles of conflicts of law.

16. Amendment; No Waiver. No provisions of this Agreement may be amended, modified, waived or discharged except by a written document signed by the Employee and a duly authorized officer of the Company. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

17. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect to the fullest extent permitted by law. The Employee agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against the Employee, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

18. Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof. All oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement are set forth in this Agreement. All prior agreements (other than Section 6.07(a) of the Contribution Agreement), understandings and obligations (whether written, oral, express or implied) between the parties with respect to the subject matter hereof are terminated as of the date hereof and are superseded by this Agreement.

19. Survival of Rights and Obligations. The rights and obligations of the Employee and the Company under the provisions of this Agreement shall survive, and remain binding and enforceable, notwithstanding the expiration of the Term, the termination of this Agreement, the termination of the Employee’s employment with the Company hereunder or any settlement of the financial rights and obligations arising from the Employee’s employment with the Company hereunder, to the extent necessary to preserve the intended benefits of such provisions.

20. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, telecopied (with confirmation of receipt), one day after deposit with a reputable overnight delivery service (charges prepaid) and three days after deposit in the U.S. Mail (postage prepaid and return receipt requested) to the address set forth below or such other address as the recipient party has previously delivered notice to the sending party.

If to the Company:	Press, Ganey Associates, Inc.
404 Columbia Place
South Bend. Indiana 46601
Attn: Chairman of the Board
Fax No.:(574) 232-3485

With a copy (which shall not constitute notice) to:	Vestar Capital Partners
245 Park Avenue, 41st Floor
New York, NY 10167

Attn: General Counsel
Fax No.: (212) 351-1630

If to the Employee:	Patricia Riskind
829 Elmwood
Wilmette, IL 60091
Fax No.: (847) 853-8413

21. No Third-Party Beneficiaries. Except as expressly provided herein, this Agreement shall not confer on any person other than the parties hereto any rights or remedies hereunder.

22. Headings and References. The headings of this Agreement are inserted for convenience only and neither constitute a part of this Agreement nor affect in any way the meaning or interpretation of this Agreement. When a reference in this Agreement is made to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.

23. Attorney Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

24. Counterparts. This Agreement may be executed in one or more counterparts (including via facsimile), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

25. Compliance with IRC Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and will be interpreted accordingly. References under this Agreement to the Employee’s termination of employment shall be deemed to refer to the date upon which the Employee has experienced a “separation from service” within the meaning of Section 409A of the Code. Notwithstanding anything herein to the contrary, (i) if at the time of the Employee’s separation from service with the Company, the Employee is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder or payable under any other compensatory arrangement between the Employee and the Company as a result of such separation from service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Employee) until the date that is six months following the Employee’s separation from service (or the earliest date as is permitted under Section 409A of the Code), at which point all payments deferred pursuant to this Section 25 shall be paid to the Employee in a lump sum and (ii) if any other payments of money or other benefits due to the

Employee hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner that does not cause such an accelerated or additional tax. To the extent any reimbursements or in-kind benefits due to the Employee under this Agreement constitute “deferred compensation” under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to the Employee in a manner consistent with Treasury Regulation Section 1.409A-3(i)(1)(iv). Without limiting the generality of the foregoing, the Employee shall notify the Company if she believes that any provision of this Agreement (or of any award of compensation, including equity compensation, or benefits) would cause the Employee to incur any additional tax under Code Section 409A and, if the Company concurs with such belief after good faith review or the Company independently makes such determination, then the Company shall use reasonable efforts to reform such provision to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. For purposes of Section 409A of the Code, each payment made under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first written above.

PRESS GANEY ASSOCIATES, INC.

by:	/s/ K. Robert Draughon
	Name:	K. Robert Draughon
	Title:	Treasurer & CFO

/s/ Patricia Riskind
PATRICIA RISKIND

[Riskind Employment Agreement]

EXHIBIT A

PRIOR INVENTIONS

[NONE]

ASSIGNMENT OF LIMITED LIABILITY COMPANY INTEREST

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and in accordance with (a) that certain Contribution and Purchase Agreement (the “Contribution and Purchase Agreement”) dated as of November 20, 2009 between Press Ganey Associates, Inc., an Indiana corporation (“PGA”), PG Holdco, LLC, a Delaware limited liability company (“Parent”), Patricia Riskind (“Assignor”), and Beth Houck (“Houck”), and (b) that certain letter dated November 20, 2009 from Parent to Assignor and Houck, Assignor hereby sells, distributes, assigns, bargains, transfers and conveys, free and clear of all Liens (as defined in the Contribution and Purchase Agreement) or restrictions on voting or transfer or other encumbrances of any nature, other than those arising under the U.S. federal and state securities laws, unto PGA (“Assignee”): (i) all right, title and interest of Assignor in 8,500,000 Voting Shares and 829,865 Nonvoting Shares, which together constitute the entire limited liability company interest owned by Assignor (the “Assigned Interests”) in Patientlmpact LLC, an Illinois limited liability company (the “Company”), and does hereby irrevocably constitute and appoint                      as its attorney-in-fact to transfer the Assigned Interests on the books of the Company with full power of substitution in the premises; and (ii) all right and interest of Assignor in, to and under the limited liability company agreement of the Company, as amended and/or restated through the date hereof, including, without limitation, Assignor’s right and interest in and to any capital accounts of the Company.

Assignor hereby resigns and withdraws as a Member of the Company, effective upon delivery of this Assignment.

Dated:      November 20, 2009

/s/ Patricia Riskind
Patricia Riskind

[Assignment of Limited Liability Company Interest]